Exhibit 99.1

AN2 Therapeutics Reports Fourth Quarter and Full Year End 2025 Financial Results and Recent Business and Scientific Highlights

Phase 2 study of oral epetraborole in polycythemia vera (PV) expected to begin 3Q26 with potential for data readouts as early as 4Q26 and throughout 2027

Advancing Phase 2 investigator-initiated trial of epetraborole in M.abscessus complex lung disease; Enrollment expected to begin in 1Q26 with topline results anticipated in late 2027

Chagas disease program progresses as Phase 1 first-in-human trial of oral AN2-502998 nears completion with initial clinical data expected in 1Q26; Initiation of Phase 2 proof-of-concept study in patients with chronic Chagas disease planned for 2026 pending results

On track to advance two boron-based oncology compounds into development in 2026

March 2026 private placement extends runway into 2029

Menlo Park, CA – March 17, 2026 – AN2 Therapeutics, Inc. (Nasdaq: ANTX), a clinical stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics derived from its boron chemistry platform, today reported financial results for the fourth quarter and year ended December 31, 2025.

“Our recent decision to advance oral epetraborole into a Phase 2 study for polycythemia vera highlights the growing opportunity across AN2’s boron chemistry pipeline and our commitment to addressing serious, underserved diseases. It also represents one of three proof-of-concept catalysts we believe we are well positioned to achieve in the next two years, including the Phase 2 investigator-initiated trial in M. abscessus complex lung disease and a Phase 2 proof-of-concept study in chronic Chagas disease planned for later this year, pending the outcome of our Phase 1 study,” said Eric Easom, Co-Founder, Chairman, President, and CEO of AN2 Therapeutics. “Looking ahead, we remain on track to bring two boron-based oncology candidates into development in 2026, further demonstrating the versatility of our platform. I’m proud of the momentum we’re carrying into the year and the continued execution from our team as we work to deliver impactful therapies to patients with urgent unmet needs.”

Fourth Quarter & Recent Business Updates:

Polycythemia Vera

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Expanding development of oral epetraborole into Phase 2 trial for PV

In March 2026, the Company announced its plan to expand the development of oral epetraborole into a Phase 2 proof-of-concept clinical study in adults with phlebotomy-dependent polycythemia vera (PV). PV is a blood cancer characterized by overproduction of red blood cells in the bone marrow. This overproduction increases hematocrit, which can lead to serious medical complications, including arterial and venous thromboembolic events. If untreated, PV can be life-threatening. Despite available therapies, many patients experience uncontrolled hematocrit levels and persistent symptom burden, requiring long-term management to maintain adequate disease control. PV is estimated to affect approximately 155,000 people in the U.S. AN2 is proceeding through the regulatory process and anticipates initiating the Phase 2 trial in India in the third quarter of 2026. The Company expects to provide periodic data readouts beginning as early as the fourth quarter of 2026 and throughout 2027, subject to regulatory clearance and enrollment progress.

M. abscessus Complex Lung Disease

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Preparing to initiate enrollment for Phase 2 study of epetraborole in patients with M. abscessus complex lung disease

In December 2025, the U.S. Food and Drug Administration (FDA) cleared an investigational New Drug Application to proceed with a Phase 2 investigator-initiated study in collaboration with Oregon Health & Science University

(OHSU) evaluating epetraborole for the treatment of M. abscessus lung disease. This multicenter, randomized, double-blind, placebo-controlled, prospective clinical study will be led by Dr. Kevin Winthrop, Professor of Public Health and Infectious Diseases at OHSU, in conjunction with other investigators across an estimated 10-15 sites in the U.S. M. abscessus lung disease is a serious and difficult-to-treat non-tuberculous mycobacterial infection requiring prolonged therapy including with IV-only antibiotics, and characterized by limited treatment options and high rates of morbidity, and 5-year mortality. No FDA-approved drug currently exists for its treatment. The Company expects to initiate enrollment in the first quarter of 2026 and report topline results in late 2027.

Chagas Disease

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Phase 1 first-in-human clinical trial of oral AN2-502998 approaching completion; Phase 2 proof-of-concept study planned for 2026 pending results of Phase 1 study

In August 2025, as part of AN2’s Chagas disease clinical development program, the Company commenced its Phase 1 first-in-human trial of oral AN2-502998 in healthy volunteers. Chagas disease (American trypanosomiasis) is an infectious disease caused by Trypanosoma cruzi, which affects an estimated 6-10 million people worldwide, including approximately 300,000 people in the U.S. and over 100,000 in Europe. Chagas disease can remain asymptomatic for years before progressing to chronic disease. In approximately 20-30% of infected individuals, chronic infection leads to serious cardiac and gastrointestinal complications, including cardiomyopathy, heart failure, arrhythmias, stroke, and megacolon or megaesophagus, which can result in significant morbidity and premature death. AN2-502998 is the only compound of which the Company is aware, to have demonstrated curative activity in preclinical studies across multiple species, including in nonhuman primates (NHPs) with long-term, naturally acquired chronic infections caused by diverse T. cruzi genetic types. Because NHP infections are naturally acquired in the environment, these efficacy data may be more predictive of efficacy in human clinical trials than other animal models. There are no FDA-approved treatments for adults with Chagas disease.

The Company’s Phase 1 first-in-human trial with oral AN2-502998 is nearing completion, with initial clinical data expected in the first quarter of 2026 and initiation of the proof-of-concept Phase 2 trial in patients with chronic Chagas disease in 2026, depending on the outcome and timing of completion of the Phase 1 study.

FDA approval of a treatment for Chagas disease, which is designated as a tropical disease under Section 524 of the Federal Food, Drug, and Cosmetic Act (FDCA), would qualify the Company to receive a priority review voucher intended to incentivize the development of therapies for neglected infectious diseases.

Boron Chemistry Pipeline

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Advancing research programs in oncology

The Company is pursuing a number of oncology targets for which boron chemistry may offer a competitive advantage in terms of binding site differentiation, pharmacodynamics, drug-like properties, and intellectual property. AN2’s lead programs include PI3Kα and ENPP1. The Company plans to advance two oncology candidates into development in 2026 targeting PI3Kα and ENPP1.

Global Health

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Research collaboration with GSK to advance boron-based LeuRS-inhibitors targeting tuberculosis (TB); AN2 awarded third year funding from Gates Foundation

In November 2025, the Company announced a collaboration agreement with the global biopharma company GSK to develop new therapies for TB. As part of this effort, the Gates Foundation will provide a third year of funding to support AN2’s work within the collaboration. TB continues to pose a major global health challenge, affecting more than a quarter of the world’s population and causing over 1.25 million deaths annually. The Company’s global health programs also include melioidosis, a severe bacterial infection associated with high death rates in endemic regions.

Selected Fourth Quarter Financial Results

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Research and Development (R&D) Expenses: R&D expenses for the full year 2025 were $24.8 million, compared to $40.5 million in the prior year. R&D expenses for the fourth quarter of 2025 were $6.9 million, compared to $5.4 million for the same period during 2024 due to increased personnel-related expenses, preclinical and research studies expenses, chemistry manufacturing and controls expenses, and allocated facilities expenses. These increases were partially offset by decreased clinical trial expenses due to termination of the EBO-301 study, partially offset by initiation of the Phase 1 trial in Chagas disease.
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General and Administrative (G&A) Expenses: G&A expenses for the full year 2025 were $13.3 million, compared to $14.1 million in the prior year. G&A expenses for the fourth quarter of 2025 were $2.4 million, compared to $3.2 million for the same period during 2024 due to decreased professional and outside services expenses and personnel-related expenses.
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Restructuring Charges: There were no restructuring charges in the full year or the fourth quarter of 2025. Restructuring charges for the full year and the fourth quarter of 2024 were $2.2 million and $0.9 million, respectively, due to severance payments and other employee termination-related expenses.
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Interest Income: Interest income for the full year 2025 was $2.9 million, compared to $5.5 million for the same period in 2024. Interest income for the fourth quarter of 2025 was $0.6 million, compared to $1.1 million for the same period in 2024 due to lower cash, cash equivalents and investment balances and lower interest rates in 2025 as compared to 2024.
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Net Loss: Net loss for the full year 2025 was $35.2 million, compared to $51.3 million for the same period in 2024. Net loss for the fourth quarter of 2025 was $8.7 million, compared to $7.5 million for the same period during 2024.
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Cash Position: The Company had cash, cash equivalents and investments of $60.0 million at December 31, 2025. On March 9, 2026, the Company announced that it had entered into a securities purchase agreement for a private placement with gross proceeds of approximately $40 million, before deducting placement agent fees and other expenses. The private placement included participation from Coastlands Capital, Commodore Capital, Vivo Capital and other new and existing institutional investors. The Company projects that existing cash, cash equivalents and investments will sustain operations into 2029 under the current operating plan.

About AN2 Therapeutics, Inc.

AN2 Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the discovery and development of novel small-molecule therapeutics derived from our boron chemistry platform. Our development pipeline spans hematologic diseases, infectious diseases, and oncology with three Phase 2 studies expected to initiate in 2026, two preclinical candidates, as well as advanced research programs focused on targets in oncology, bone disorders, and infectious diseases. We are committed to delivering high-impact drugs to patients that address critical unmet needs and improve health outcomes.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other similar expressions. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: the potential, growing opportunity, and competitive advantage of the Company’s boron chemistry platform; expectations regarding the Company’s clinical trials, including initiation, enrollment, conduct, sites, leadership, the timing of data and related announcements, and regulatory proceedings; market size and sales potential; the predictivity of efficacy data; priority review voucher eligibility and registrational pathways; cash runway; continued global health programs and the availability of funding; and other statements that are not historical fact. These statements are based on AN2’s current estimates, expectations, plans, objectives, and intentions, are not guarantees of future performance, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: AN2’s ability to implement its plans for its internal boron chemistry platform and pipeline programs; timely enrollment of patients in AN2’s clinical trials and investigator-initiated clinical trials; disruptions at the FDA and other government agencies caused by funding shortages, staff reductions, and statutory, regulatory, and policy changes; AN2’s ability to procure sufficient supply of its product candidates for its clinical trials; the potential for results from clinical trials to differ from preclinical, early clinical, preliminary, or expected results; the ability of particular preclinical models in non-human primates to predict safety and efficacy in humans; significant adverse events, toxicities, or other undesirable side effects associated with AN2’s product candidates; the significant uncertainty associated with AN2’s product candidates ever receiving any regulatory approvals; continued government funding of AN2’s development program for melioidosis; AN2’s ability to obtain, maintain, or protect intellectual property rights related to its current and future product candidates; implementation of AN2’s strategic plans for its business and product candidates; the sufficiency of AN2’s capital resources and need for additional capital to achieve its goals; global macroeconomic conditions and global conflicts and other risks, including those described under the heading “Risk Factors” in AN2’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the U.S. Securities and Exchange Commission (SEC). These filings, when made, are available on the investor relations section of AN2’s website at www.an2therapeutics.com and on the SEC’s website at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and AN2 undertakes no duty to update such information except as required under applicable law.

Company Contact:

Lucy O. Day

Chief Financial Officer

l.day@an2therapeutics.com

Investor and Media Contact:

Anne Bowdidge

ir@an2therapeutics.com

AN2 THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating expenses:
Research and development	$6,879	$5,397	$24,769	$40,488
General and administrative	2,437	3,210	13,340	14,066
Restructuring charge	—	(9)	—	2,234
Total operating expenses	9,316	8,598	38,109	56,788
Loss from operations	(9,316)	(8,598)	(38,109)	(56,788)
Interest income	605	1,076	2,934	5,466
Other income	1	—	1	1
Net loss attributable to common stockholders	$(8,710)	$(7,522)	$(35,174)	$(51,321)
Net loss per share attributable to common stockholders, basic and diluted	$(0.29)	$(0.25)	$(1.16)	$(1.72)
Weighted-average number of shares used in computing net loss per share, basic and diluted	30,356,776	29,882,993	30,215,747	29,828,227
Other comprehensive loss:
Unrealized (loss) gain on investments	(7)	(81)	26	(244)
Comprehensive loss	$(8,717)	$(7,603)	$(35,148)	$(51,565)

AN2 THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$19,941	$21,351
Short-term investments	38,060	62,267
Prepaid expenses and other current assets	1,936	2,644
Long-term investments	2,013	5,021
Other assets, long-term	—	804
Total assets	$61,950	$92,087

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,021	$3,317
Other current liabilities	5,699	6,921
Total current liabilities	8,720	10,238
Other non-current liabilities	170	—
Total liabilities	8,890	10,238
Stockholders’ equity	53,060	81,849
Total liabilities and stockholders’ equity	$61,950	$92,087